Exhibit 99.1
FOR IMMEDIATE RELEASE —
Date: July 22, 2010

Contact:
Investors	Media
Jay Gould	Maureen Brown
Jay.Gould@huntington.com	Maureen.Brown@Huntington.com
(614) 480-4060	(614) 480-5512

Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878
HUNTINGTON BANCSHARES REPORTS
SECOND QUARTER NET INCOME OF $48.8 MILLION,
OR $0.03 PER COMMON SHARE
SIXTH CONSECUTIVE QUARTERLY IMPROVEMENT IN
PRE-TAX, PRE-PROVISION INCOME TO $270.5 MILLION
CONTINUED IMPROVEMENT IN CREDIT QUALITY
TRANSFER OF $398 MILLION OF FRANKLIN-RELATED LOANS TO
HELD FOR SALE AT A VALUE OF $323 MILLION, RESULTING IN $75.5 MILLION
OF RELATED CHARGE-OFFS
ON JULY 20, 2010, WE SOLD $274 MILLION OF
FRANKLIN-RELATED RESIDENTIAL MORTGAGES
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2010 second quarter net income of $48.8 million, or $0.03 per common share. This compared with net income of $39.7 million, or $0.01 per common share, in the 2010 first quarter and a net loss of $125.1 million, or $0.40 per common share, in the year-ago quarter. Comparisons between quarters were impacted by several significant items (see Significant Items Influencing Earnings Performance Comparisons below for details).
For the first six months of 2010, Huntington reported net income of $88.5 million, or $0.04 per common share, compared with a net loss of $2.6 billion, or $6.47 per common share, in the year-ago comparable period. The year-ago period included $2.6 billion pre-tax, or $6.30 per common share, of goodwill impairment charges.
“Second quarter results represented another very significant step forward for Huntington,” said Stephen D. Steinour, chairman and chief executive officer. “In addition to another profitable quarter, this represented our sixth consecutive quarterly improvement in pre-tax, pre-provision income, another quarter of significantly improved credit quality performance, and positions us well for achieving higher earnings in the second half of the year.”

Pre-tax, pre-provision income in the 2010 second quarter was $270.5 million, up 7% from $251.8 million in the 2010 first quarter, and 18% higher than in the year-ago quarter. This reflected a $34.8 million, or 5%, linked-quarter increase in fully-taxable equivalent revenue, partially offset by a $15.7 million, or 4%, increase in noninterest expenses mostly related to strategic plan implementation activities. Average total loans increased at a 1% annualized rate during the quarter, with 6% annualized growth in average total core deposits. The net interest margin for the 2010 second quarter was 3.46%, down slightly from 3.47% in the prior quarter.
“Consistent with our expectations announced last quarter, underlying credit quality trends continued to improve substantially,” Steinour continued. “This clearly reflected the benefit from last year’s focused actions to address credit-related problems in our loan portfolios. We anticipate further improvement over the second half of this year.”
Nonperforming assets (NPAs) declined 17% to $1.6 billion at June 30, 2010, from $1.9 billion at the end of the prior quarter, and benefitted from a 28% decline in the level of new NPAs. Total criticized commercial loans at quarter end were $4.1 billion, down 11% from $4.6 billion at March 31, 2010, and reflected an 8% decline in the level of new criticized assets, a 50% increase in commercial criticized loans being upgraded to pass, and a 3% increase in paydowns. The period end allowance for credit losses (ACL) as a percentage of total loans and leases was 3.90%, down from 4.14% at March 31, 2010, however, the ACL as a percentage of total nonaccrual loans (NALs), increased to 120%, up from 87% at the end of the prior quarter.
Net charge-offs were $279.2 million, or an annualized 3.01% of average total loans and leases. The current period included $80.0 million of Franklin-related net charge-offs of which $75.5 million were associated with the transfer of $398 million of Franklin-related loans into held for sale at the end of the quarter at a value of $323 million. Excluding Franklin-related net charge offs, total second quarter net charge-offs were $199.2 million, or an annualized 2.17% of average total loans and leases, down 12% from $227.0 million, or an annualized 2.48%, on this same basis in the 2010 first quarter.
“Regarding Franklin, we have previously stated that de-risking our balance sheet is fundamental for positioning Huntington to deliver credit quality performance that is better than our peers,” Steinour said. “Since the restructuring of our Franklin relationship in the first quarter of 2009, this portfolio of loans has performed as expected and we were prepared to hold these assets through maturity. However, a negative side effect of retaining these loans has been poorer credit quality performance metrics compared with other banks. A confluence of second quarter events provided a window of opportunity to essentially bring this relationship to closure by moving these loans into held for sale.”
As the quarter progressed, there were signs of renewed buyer interest in distressed debt. This was positive.
In contrast, there were also indications that the economic outlook had turned more uncertain. Further, the expiration of the tax credit for home purchases and indications that Fannie Mae and Freddie Mac might accelerate home foreclosures raised concerns that residential real estate prices could decline, which over time would lower further the value of the collateral supporting these loans. On July 20, 2010, we sold $274 million of the Franklin-related residential mortgages. Going forward, this sale adds to overall future financial performance as we reinvest the sale proceeds and no longer have to absorb related portfolio servicing and other support costs.

“Moving the Franklin-related loans into held for sale resulted in $75.5 million of charge-offs. This was disappointing. However, it more quickly moves us toward attaining our objective of top quartile credit quality performance. Importantly, given today’s much stronger balance sheet and earnings performance, we were able to absorb the related charge-offs and still report growth in earnings and higher capital ratios,” Steinour continued.
The Tier 1 common risk- based capital ratio at June 30, 2010, was 7.04%, up from 6.53% at the end of March. The period end tangible common equity ratio increased to 6.12% from 5.96% at the end of the prior quarter. The regulatory Tier 1 and Total capital ratios were 12.47% and 14.73%, respectively, up from 11.97% and 14.28%, respectively, at the end of March and $2.8 billion and $2.0 billion, respectively, above the “well capitalized” thresholds.
“We are firmly on the road to fulfilling the expectation we announced last quarter of reporting full-year profitability. We continued to make significant investments in people, product expansion, and distribution, all of which are designed to grow revenues and improve profitability, Steinour said. “Yet, we are mindful of the challenges we still face.”
“At the beginning of the year we thought that by now we would be seeing a pickup in loan demand as the economy began to expand. While there have been some signs of economic expansion, meaningful loan growth has not yet materialized. The one exception is growth in automobile loans where we are taking market share while remaining committed to generating low-risk loans and achieving an appropriate return. The difficulty in generating overall loan growth reflects not only the current weak economy that presents limited opportunities for businesses to expand, but also a general lack of confidence by borrowers given an uncertain economic outlook.”
“Nevertheless, we have continued to deliver earnings momentum and expect earnings in the second half of the year to improve through a combination of continued credit improvement and revenue growth,” Steinour concluded.
SECOND QUARTER PERFORMANCE DISCUSSION
PERFORMANCE OVERVIEW COMPARED WITH 2010 FIRST QUARTER
•	Net income of $48.8 million, or $0.03 per common share, up 23% from net income of $39.7 million, or $0.01 per common share.
•	Pre-tax, pre-provision income of $270.5 million, up $18.6 million, or 7%.
•	$34.8 million, or 5%, linked-quarter increase in fully-taxable equivalent revenue.
•	$6.0 million, or 2%, increase in fully-taxable equivalent net interest income.
•	1% annualized growth in average total loans and leases.
•	6% annualized growth in average total core deposits, including annualized growth rates in average noninterest bearing and interest bearing demand deposits of 13% and 18%, respectively.
•	3.46% net interest margin, down from 3.47%.

•	$28.8 million, or 12%, increase in noninterest income, including a net MSR benefit increase of $14.2 million.
•	$15.7 million, or 4%, increase in noninterest expense, including an $11.2 million increase in personnel costs and $6.5 million increase in marketing expense related to strategic initiative implementation.
•	Continued improvement in credit quality trends.
•	17% decline in total nonperforming assets to $1,582.7 million from $1,918.4 million, including a 28% decline in new nonperforming assets.
•	17% increase in net charge-offs to $279.2 million, or an annualized 3.01% of average total loans and leases, with the current period including $75.5 million of charge-offs associated with the transfer of $398 million of Franklin-related loans into held for sale at a value of $323 million at the end of the quarter (see Franklin-related Loans Transferred to Held for Sale for a full discussion). Excluding the Franklin-related net charge offs, total second quarter net charge-offs were $199.2 million, or an annualized 2.17% of average total loans and leases, down 12% from $227.0 million, or an annualized 2.48%, in the 2010 first quarter on the same basis.
•	$193.4 million loan loss provision expense including $75.5 million Franklin-related, down from $235.0 million.
•	3.90% period-end allowance for credit losses to total loans and leases, down from 4.14%.
•	120% allowance for credit losses to nonaccrual loans coverage ratio, up from 87%.
•	Solid capital
•	12.47% and 14.73% regulatory Tier 1 and Total capital ratios, up from 11.97% and 14.28%, respectively, and $2.8 billion and $2.0 billion, respectively, above the “well capitalized” thresholds.
•	7.04% Tier 1 common risked-based capital ratio, up from 6.53%.
•	6.12% tangible common equity ratio, up from 5.96%.

Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion). Such items impacting linked-quarter and year-over-year comparisons are noted in Table 1 below.
Table 1 — Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
June 30, 2010 — GAAP income	$48.8	(2)	$0.03
• Franklin-related loans transferred into held for sale (3)	(75.5)		(0.07)

March 31, 2010 — GAAP income	$39.7	(2)	$0.01
• Net tax benefit recognized	38.2	(2)	0.05

June 30, 2009 — GAAP loss	$(125.1)	(2)	$(0.40)
• Gain on tender of trust preferred securities	67.4		0.10
• Gain related to Visa® stock	31.4		0.04
• Preferred stock conversion deemed dividend	NA		(0.06)
• FDIC special assessment	(23.6)		(0.03)
• Goodwill impairment	(4.2)		(0.01)

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

(3)	Reflected in provision expense

NA-	Not applicable
Franklin-related Loans Transferred to Held for Sale
At the end of the quarter, $398 million of Franklin-related loans ($333.0 million of residential mortgages and $64.7 million of home equity loans) at a value of $323 million were transferred into loans held for sale. Reflecting the transfer, these loans were marked to market, which resulted in 2010 second quarter charge-offs of $75.5 million ($60.8 million related to residential mortgages and $14.7 million related to home equity loans), and the provision for credit losses was increased by $75.5 million. In July, we sold substantially all of the residential mortgages. After the sale of the residential mortgages, there remains $48.3 million of home equity loans held for sale and $24.5 million of OREO, both of which have been written down to current fair value.

Table 2 — Franklin Impacts

		Franklin-related Impact		Excluding
		Held for Sale		Franklin-related
(in millions)	Reported	Transfer (1)	Other	Impact
2010 Second Quarter
Total loans and leases — 6/30/10	$36,970	$(398)		$37,368
Home equity loans	7,510	(65)		7,575
Residential mortgages	4,354	(333)		4,687

Total net charge-offs (2)	$279.2	$75.5	$4.5	$199.2
	3.01%			2.17%
Home equity loans	$44.5	$14.7	$1.2	$28.6
	2.36%			1.53%
Residential mortgages	$82.8	$60.8	$3.4	$18.6
	7.19%			1.74%
Commercial and industrial	$58.1		$(0.1)	$58.2
	1.90%			1.90%

Transfer to loans held for sale — 6/30/10	$778	$323		$455
Home equity loans	48	48		—
Residential mortgages	730	275		455

Provision for credit losses	$193.4	$75.5		$117.9

Nonaccrual loans — 6/30/10	$1,201	$(317)		$1,518

2010 First Quarter
Total net charge-offs (2)	$238.5		$11.5	$227.0
	2.58%			2.48%
Home equity loans	$37.9		$3.7	$34.2
	2.01%			1.83%
Residential mortgages	$24.3		$8.1	$16.2
	2.17%			1.57%
Commercial and industrial	$75.4		$(0.4)	$75.8
	2.45%			2.46%

(1)	Impact associated with the transfer of Franklin-related loans to held for sale

(2)	Charge-off percentages annualized
Pre-Tax, Pre-Provision Income Trends
One performance metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude provision expense and certain Significant Items. (See Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion).
Table 3 shows pre-tax, pre-provision income was $270.5 million in the 2010 second quarter, up 7% from the prior quarter.

Table 3 — Pre-Tax, Pre-Provision Income (1)

	2010		2009
	Second	First	Fourth	Third	Second
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income (Loss) Before Income Taxes	$62.1	$1.6	$(598.0)	$(257.4)	$(137.8)

Add: Provision for credit losses	193.4	235.0	894.0	475.1	413.7
Less: Securities (losses) gains	0.2	(0.0)	(2.6)	(2.4)	(7.3)
Add: Amortization of intangibles	15.1	15.1	17.1	17.0	17.1
Less: Significant items (1)
Gain on early extinguishment of debt (2)	—	—	73.6	—	67.4
Goodwill impairment	—	—	—	—	(4.2)
Gain related to Visa® stock	—	—	—	—	31.4
FDIC special assessment	—	—	—	—	(23.6)

Pre-Tax, Pre-Provision Income (1)	$270.5	$251.8	$242.1	$237.1	$229.3

Linked-quarter change — amount	$18.6	$9.8	$4.9	$7.8	$4.7
Linked-quarter change — percent	7.4%	4.0%	2.1%	3.4%	2.1%

(1)	See Basis of Presentation for definition

(2)	Only includes transactions deemed significant
As discussed in the sections that follow, the improvement from the 2010 first quarter primarily reflected higher revenue, mostly noninterest income and to a lesser degree net interest income, partially offset by higher noninterest expense.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2010 Second Quarter versus 2010 First Quarter
Compared with the 2010 first quarter, fully-taxable equivalent net interest income increased $6.0 million, or 2%. This reflected a 1% increase in average earning assets as the fully-taxable equivalent net interest margin declined slightly to 3.46% from 3.47%. The increase in average earning assets primarily reflected a $0.3 billion, or 3%, increase in average investment securities, as average total loans and leases were up $0.1 billion, or less than 1%.
The net interest margin declined 1 basis point. Favorable trends in the mix and pricing of deposits were offset by a lower yield on Franklin-related loans, a lower contribution from asset/liability management strategies implemented in the first and second quarters of 2010, and one more day in the second quarter.
Table 4 details the increase in average total loans and leases.

Table 4 — Loans and Leases — 2Q10 vs. 1Q10

	2010
	Second	First	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$12.2	$12.3	$(0.1)	(1)%
Commercial real estate	7.4	7.7	(0.3)	(4)

Total commercial	19.6	20.0	(0.4)	(2)

Automobile loans and leases	4.6	4.3	0.4	9
Home equity	7.5	7.5	0.0	0
Residential mortgage	4.6	4.5	0.1	3
Other consumer	0.7	0.7	(0.0)	(4)

Total consumer	17.5	17.0	0.5	3

Total loans and leases	$37.1	$37.0	$0.1	0%

Average total loans and leases increased $0.1 billion, reflecting a $0.5 billion, or 3%, increase in total consumer loans, partially offset by a $0.4 billion, or 2%, decline in average total commercial loans.
Average commercial and industrial (C&I) loans declined $0.1 billion. Underlying growth was more than offset by a combination of continued lower line-of-credit utilization and paydowns on term debt. The economic environment continued to cause many customers to actively reduce their leverage position. Our line-of-credit utilization percentage was 42%, consistent with that of the prior quarter. We continue to believe that we have opportunities to expand our customer base within our markets and are focused on expanding our C&I pipeline.
Average commercial real estate loans (CRE) declined $0.3 billion, or 4%, primarily resulting from the continuing paydowns and charge-off activity associated with our non-core CRE portfolio. Paydowns of $125 million were a result of our portfolio management and loan workout strategies, augmented by some very early stage improvements in the markets. The portion of the CRE portfolio designated as core, continued to perform very well as expected, with average balances little changed from the prior quarter.
Average total consumer loans increased $0.5 billion, or 3%, reflecting a $0.4 billion, or 9%, increase in average automobile loans and leases. This growth reflected record production of over $900 million in the quarter. We continue to maintain our historical high credit quality standards on this production while achieving an appropriate return. We have a high degree of confidence in our ability to originate quality auto loans through our established dealer network and, as a natural extension of our Western Pennsylvania area operations, we have established a presence in the Eastern portion of the state. Average residential mortgages increased $0.1 billion, or 3%. Average home equity loans were essentially unchanged from the prior quarter. The transfer of the Franklin-related loans into held for sale occurred at the end of the quarter and had no impact on related average residential mortgages or home equity loans (see Franklin-related Loans Transferred to Held for Sale for a full discussion).
The $0.3 billion, or 3%, increase in average total investment securities reflected the reinvestment of excess cash.
Table 5 details changes within the various deposit categories.

Table 5 — Deposits — 2Q10 vs. 1Q10

	2010
	Second	First	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.8	$6.6	$0.2	3%
Demand deposits — interest bearing	6.0	5.7	0.3	4
Money market deposits	11.1	10.3	0.8	7
Savings and other domestic deposits	4.7	4.6	0.1	1
Core certificates of deposit	9.2	10.0	(0.8)	(8)

Total core deposits	37.8	37.3	0.5	1
Other domestic deposits of $250,000 or more	0.7	0.7	(0.0)	(5)
Brokered deposits and negotiable CDs	1.5	1.8	(0.3)	(18)
Other deposits	0.4	0.4	(0.0)	(2)

Total deposits	$40.4	$40.2	$0.1	0%

Average total deposits increased slightly from the prior quarter reflecting:
•	$0.5 billion, or 1%, growth in average total core deposits. The primary drivers of this change were 7% growth in average money market deposits, 4% growth in interest bearing demand deposits, and a 3% increase in noninterest bearing demand deposits. These increases were partially offset by a $0.8 billion, or 8%, decline in average core certificates of deposit, reflecting our focus on growing money market and transaction accounts.
Partially offset by:
•	$0.3 billion, or 18%, decline in brokered deposits and negotiable CDs, reflecting maturities.
2010 Second Quarter versus 2009 Second Quarter
Fully-taxable equivalent net interest income increased $51.0 million, or 15%, from the year-ago quarter. This reflected the favorable impact of the significant increase in the net interest margin to 3.46% from 3.10%, as well as a 2% increase in average total earning assets. This increase reflected a $3.5 billion, or 65%, increase in average total investment securities, partially offset by a $1.9 billion, or 5%, decline in average total loans and leases.
Table 6 details the $1.9 billion, or 5%, decrease in average total loans and leases.

Table 6 — Loans and Leases — 2Q10 vs. 2Q09

	Second Quarter		Change
(in billions)	2010	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.2	$13.5	$(1.3)	(9)%
Commercial real estate	7.4	9.2	(1.8)	(20)

Total commercial	19.6	22.7	(3.1)	(14)

Automobile loans and leases	4.6	3.3	1.3	41
Home equity	7.5	7.6	(0.1)	(1)
Residential mortgage	4.6	4.7	(0.0)	(1)
Other consumer	0.7	0.7	(0.0)	(0)

Total consumer	17.5	16.3	1.2	7

Total loans and leases	$37.1	$39.0	$(1.9)	(5)%

The decrease in average total loans and leases reflected:
•	$3.1 billion, or 14%, decrease in average total commercial loans. The $1.3 billion, or 9%, decline in average C&I loans reflected a general decrease in borrowing as reflected in a decline in line-of-credit utilization, including reductions in our automobile dealer floorplan exposure, charge-off activity, and the reclassification in the 2010 first quarter of variable rate demand notes to municipal securities. These negatives were partially offset by the impact of the 2009 reclassifications of certain CRE loans, primarily representing owner occupied properties, to C&I loans. The $1.8 billion, or 20%, decrease in average CRE loans reflected these reclassifications, as well as our ongoing commitment to lower our overall CRE exposure. We continue to execute on our plan to reduce the CRE exposure while maintaining a commitment to our core CRE borrowers. The decrease in average balances is associated with the non-core portfolio, as we have maintained a consistent balance in the core portfolio for the past six months.
•	$1.2 billion, or 7%, increase in average total consumer loans. This growth reflected a $1.3 billion, or 41%, increase in average automobile loans and leases. As a result of the adoption of the new accounting standard “ASC — Consolidation”, in which we consolidated on January 1, 2010, a 2009 first quarter $1.0 billion automobile loan securitization. At June 30, 2010, these formerly securitized loans had a remaining balance of $0.7 billion. In addition, underlying growth in automobile loans continued to be strong, reflecting a 139% increase in loan originations for the first six months of 2010 from the comparable year-ago period. The growth has come while maintaining our commitment to excellent credit quality and an appropriate return. Average home equity loans were little changed as lower origination volume was offset by slower runoff experience and slightly higher line utilization. Increased line usage continued to be associated with higher quality customers taking advantage of the low interest rate environment. Average residential mortgages were essentially unchanged, reflecting the impact of loan sales, as well as the continued refinance of portfolio loans and the related increased sale of fixed-rate originations. The transfer of the Franklin-related loans into held for sale occurred at the end of the quarter and had no impact on related average residential mortgages or home equity loans (see Franklin-related Loans Transferred to Held for Sale for a full discussion).
The $3.5 billion, or 65%, increase in average total investment securities reflected the deployment of the cash from core deposit growth and loan runoff over this period, as well as the proceeds from 2009 capital actions (See Capital for a full discussion).

Table 7 details the $0.8 billion, or 2%, increase in average total deposits.
Table 7 — Deposits — 2Q10 vs. 2Q09

	Second Quarter		Change
(in billions)	2010	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.8	$6.0	$0.8	14%
Demand deposits — interest bearing	6.0	4.5	1.4	31
Money market deposits	11.1	6.4	4.7	75
Savings and other domestic deposits	4.7	5.0	(0.4)	(7)
Core certificates of deposit	9.2	12.5	(3.3)	(26)

Total core deposits	37.8	34.5	3.3	10
Other domestic deposits of $250,000 or more	0.7	0.9	(0.2)	(25)
Brokered deposits and negotiable CDs	1.5	3.7	(2.2)	(60)
Other deposits	0.4	0.5	(0.1)	(11)

Total deposits	$40.4	$39.5	$0.8	2%

The increase in average total deposits from the year-ago quarter reflected:
•	$3.3 billion, or 10%, growth in average total core deposits. The primary drivers of this change were 75% growth in average money market deposits, 31% growth in average interest bearing demand deposits, and 14% growth in average noninterest bearing demand deposits. These increases were partially offset by a $3.3 billion, or 26%, decline in average core certificates of deposit and a $0.4 billion, or 7%, decline in average savings and other domestic deposits.
Partially offset by:
•	$2.2 billion, or 60%, decline in brokered deposits and negotiable CDs and a $0.2 billion, or 25%, decrease in average other domestic deposits over $250,000, primarily reflecting a reduction of noncore funding sources.
Provision for Credit Losses
The provision for credit losses in the 2010 second quarter was $193.4 million, down $41.6 million, or 18%, from the prior quarter and down $220.3 million, or 53%, from the year-ago quarter. The 2010 second quarter included $80.0 million of Franklin-related credit provision (see Franklin-related Loans Transferred to Held for Sale for a full discussion). Reflecting the utilization of previously established reserves, the current quarter’s provision for credit losses was $85.8 million less than total net charge-offs (see Credit Quality discussion).
Noninterest Income
2010 Second Quarter versus 2010 First Quarter
Noninterest income increased $28.8 million, or 12%, from the 2010 first quarter.

Table 8 — Noninterest Income — 2Q10 vs. 1Q10

	2010
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$75.9	$69.3	$6.6	10%
Brokerage and insurance income	36.5	35.8	0.7	2
Mortgage banking income	45.5	25.0	20.5	82
Trust services	28.4	27.8	0.6	2
Electronic banking income	28.1	25.1	3.0	12
Bank owned life insurance income	14.4	16.5	(2.1)	(13)
Automobile operating lease income	11.8	12.3	(0.5)	(4)
Securities gains (losses)	0.2	(0.0)	0.2	NM
Other income	28.8	29.1	(0.3)	(1)

Total noninterest income	$269.6	$240.9	$28.8	12%

The increase in total noninterest income reflected:
•	$20.5 million, or 82%, increase in mortgage banking income. MSR hedging-related activities contributed a $14.2 million net increase. We use an independent outside third party to monitor our MSR asset valuation and assumptions. Based on updated market data and trends, the prepayment assumptions were lowered, which increased the value of the MSR. In addition, and reflecting a 34% increase in mortgage originations as borrowers took advantage of low interest rates, origination and secondary marketing income increased $6.2 million, or 46%, from the prior quarter.
•	$6.6 million, or 10%, increase in service charges on deposit accounts, primarily reflecting seasonally higher personal NSF/OD service charges.
•	$3.0 million, or 12%, increase in electronic banking income.
Partially offset by:
•	$2.1 million, or 13%, decline in bank owned life insurance income as the prior quarter included $2.1 million in realized policy benefits.
2010 Second Quarter versus 2009 Second Quarter
Noninterest income increased $3.7 million, or 1%, from the year-ago quarter.

Table 9 — Noninterest Income — 2Q10 vs. 2Q09

	Second Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$75.9	$75.4	$0.6	1%
Brokerage and insurance income	36.5	32.1	4.4	14
Mortgage banking income (loss)	45.5	30.8	14.7	48
Trust services	28.4	25.7	2.7	10
Electronic banking income	28.1	24.5	3.6	15
Bank owned life insurance income	14.4	14.3	0.1	1
Automobile operating lease income	11.8	13.1	(1.3)	(10)
Securities gains (losses)	0.2	(7.3)	7.5	NM
Other income	28.8	57.5	(28.7)	(50)

Total noninterest income	$269.6	$265.9	$3.7	1%

The increase in total noninterest income reflected:
•	$14.7 million, or 48%, increase in mortgage banking income. MSR hedging-related activities contributed a $24.0 million net increase, with this increase reflecting updated market data and trends, and lowered prepayment assumptions. Partially offsetting this benefit was a $12.0 million, or 38%, decline in origination and secondary marketing income as originations were 27% below the year-ago quarter.
•	$7.3 million of securities losses in the year-ago quarter.
•	$4.4 million, or 14%, increase in brokerage and insurance income, primarily reflecting higher annuity sales, and to a lesser degree an increase in mutual fund and fixed income product sales.
•	$3.6 million, or 15%, increase in electronic banking income.
•	$2.7 million, or 10%, increase in trust services income, reflecting a combination of higher asset market values, asset growth, fee increases, and seasonal income related to tax preparation fees.
Partially offset by:
•	$28.7 million, or 50%, decline in other income, as the year-ago quarter included a $31.4 million gain on the sale of Visa® stock.
Noninterest Expense
2010 Second Quarter versus 2010 First Quarter
Noninterest expense increased $15.7 million, or 4%, from the 2010 first quarter.

Table 10 — Noninterest Expense — 2Q10 vs. 1Q10

	2010
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$194.9	$183.6	$11.2	6%
Outside data processing and other services	40.7	39.1	1.6	4
Deposit and other insurance expense	26.1	24.8	1.3	5
Net occupancy	25.4	29.1	(3.7)	(13)
OREO and foreclosure expense	5.0	11.5	(6.6)	(57)
Equipment	21.6	20.6	1.0	5
Professional services	24.4	22.7	1.7	7
Amortization of intangibles	15.1	15.1	(0.0)	(0)
Automobile operating lease expense	9.7	10.1	(0.4)	(4)
Marketing	17.7	11.2	6.5	59
Telecommunications	6.2	6.2	0.0	1
Printing and supplies	3.9	3.7	0.2	6
Other expense	23.3	20.5	2.8	14

Total noninterest expense	$413.8	$398.1	$15.7	4%

(in thousands)
Number of employees (full-time equivalent)	11.1	10.7	0.4	4%
The increase in noninterest expense reflected:
•	$11.2 million, or 6%, increase in personnel costs, primarily reflecting higher salaries due to a 4% increase in full-time equivalent staff in support of strategic initiatives, as well as a full quarter’s impact of merit increases and reinstatement of our 401(K) plan matching contribution.
•	$6.5 million, or 59%, increase in marketing expense, reflecting increases in branding and product advertising activities in support of strategic initiatives.
•	$2.8 million, or 14%, increase in other expense, reflecting a $5.4 million increase in repurchase reserves related to representations and warranties made on mortgage loans sold, partially offset by a decrease in franchise and other taxes.
Partially offset by:
•	$6.6 million, or 57%, decrease in OREO and foreclosure expense.
•	$3.7 million, or 13%, decrease in net occupancy expense, primarily reflecting seasonally lower expenses.
2010 Second Quarter versus 2009 Second Quarter
Noninterest expense increased $73.8 million, or 22%, from the year-ago quarter.

Table 11 — Noninterest Expense — 2Q10 vs. 2Q09

	Second Quarter		Change
(in millions)	2010	2009	Amount	%
Noninterest Expense
Personnel costs	$194.9	$171.7	$23.1	13%
Outside data processing and other services	40.7	40.0	0.7	2
Deposit and other insurance expense	26.1	48.1	(22.1)	(46)
Net occupancy	25.4	24.4	1.0	4
OREO and foreclosure expense	5.0	26.5	(21.6)	(81)
Equipment	21.6	21.3	0.3	1
Professional services	24.4	16.7	7.7	46
Amortization of intangibles	15.1	17.1	(2.0)	(12)
Automobile operating lease expense	9.7	11.4	(1.7)	(15)
Marketing	17.7	7.5	10.2	NM
Telecommunications	6.2	6.1	0.1	2
Printing and supplies	3.9	4.2	(0.3)	(6)
Goodw ill impairment	—	4.2	(4.2)	NM
Gain on early extinguishment of debt	—	(73.0)	73.0	NM
Other expense	23.3	13.8	9.5	69

Total noninterest expense	$413.8	$340.0	$73.8	22%

(in thousands)
Number of employees (full-time equivalent)	11.1	10.3	0.8	8%
The increase reflected:
•	$73.0 million benefit in the year-ago quarter from a gain on the early extinguishment of debt.
•	$23.1 million, or 13%, increase in personnel costs, primarily reflecting an 8% increase in full-time equivalent staff in support of strategic initiatives, as well as higher commissions and other incentive expenses and reinstatement of our 401(K) plan matching contribution.
•	$9.5 million, or 69%, increase in other expense, reflecting a combination of factors including a $5.4 million increase in repurchase reserves related to representations and warranties made on mortgage loans sold and an increase in other miscellaneous expenses in support of implementing strategic initiatives, partially offset by a decrease in franchise and other taxes.
•	$10.2 million increase in marketing expense.
•	$7.7 million, or 46%, increase in professional services, reflecting higher consulting and legal expenses.

Partially offset by:
•	$22.1 million, or 46%, decrease in deposit and other insurance expense primarily due to a $23.6 million FDIC insurance special assessment in the year-ago quarter.
•	$21.6 million, or 81%, decline in OREO and foreclosure expense.
•	$4.2 million goodwill impairment in the year-ago quarter.
•	$2.0 million, or 12%, decline in the amortization of intangibles expense.
Income Taxes
The provision for income taxes in the 2010 second quarter was $13.3 million. At June 30, 2010, we had a deferred tax asset of $389.8 million. Based on our level of forecasted future taxable income, there was no impairment of the deferred tax asset at June 30, 2010. The total disallowed deferred tax asset for regulatory capital purposes decreased from $389.8 million at March 31, 2010, to $191.1 million as of June 30, 2010 as a result of the recognition of the tax impact of the Franklin-related charge-offs.
Credit Quality Performance Discussion
Credit quality performance in the 2010 second quarter continued to show improvement, though net charge-offs were adversely impacted by Franklin-related charge-offs (see Franklin-related Loans Transferred to Held for Sale for a full discussion). Net charge-offs increased $40.7 million, or 17%, from the prior quarter including $80.0 million of Franklin-related net charge-offs. Total net charge-offs were $199.2 million excluding the Franklin-related impact, representing a $27.8 million decline from the prior quarter to the lowest level since the third quarter of 2008. Other key credit quality metrics also showed improvement, including a 17% decline in nonperforming assets (NPAs). Contributing to the decline in NPAs was a 28% linked-quarter decline in new NPAs to $171.6 million. We also saw a decline in the level of criticized commercial loans reflecting a decrease in the level of inflows. The absolute inflow migration levels for both measures in the current quarter were the lowest since 2008, an indicator of improved future NAL and NPA trends.
The current quarter also saw a significant decline in delinquency levels. Our commercial delinquency levels were essentially flat with the prior quarter, while our consumer delinquency level continued their downward trend of the past four quarters. While we are pleased with the declines in delinquencies in the home equity and residential mortgage portfolios, there remains significant opportunity for further improvement. Automobile loan delinquency rates also declined. We remain very comfortable with the on-going performance of our automobile loan portfolio.
The economic environment remains challenging. Yet, reflecting the benefit of our focused credit actions of last year, this year we are experiencing declines in total NPAs, new NPAs, and the amount of loans on our watchlist. This quarter’s net charge-offs, with the exception of the $75.5 million associated with the transfer of Franklin-related loans into loans held for sale, were related to reserves established in prior periods. Our allowance for credit losses declined by $86.0 million, from $1,527.9 million, or 4.14%, of period-end total loans and leases, to $1,441.8 million, or 3.90%. Importantly, our allowance for credit losses as a percent of period-end NALs increased to 120% from 87%, along with improved coverage ratios associated with NPAs and criticized assets. These improved coverage ratios indicate a strengthening of our reserve position relative to troubled assets from the prior quarter.

Net Charge-Offs (NCOs)
Table 12 — Net Charge-offs

	2010			2009
	Second		First	Fourth	Third		Second
(in millions)	Quarter		Quarter	Quarter	Quarter		Quarter
Net Charge-offs
Commercial and industrial	$58.1		$75.4	$109.8	$68.8	(1)	$98.3	(2)
Commercial real estate	81.7		85.3	258.1	169.2		172.6

Total commercial	139.9		160.7	367.9	238.1		270.9

Automobile loans and leases	5.4		8.5	12.9	10.7		14.6
Home equity	44.5	(3)	37.9	35.8	28.0		24.7
Residential mortgage	82.8	(4)	24.3	17.8	69.0	(5)	17.2
Other consumer	6.6		7.0	10.3	10.1		7.0

Total consumer	139.4		77.7	76.8	117.9		63.5

Total net charge-offs	$279.2		$238.5	$444.7	$355.9		$334.4

Net Charge-offs — annualized percentages
Commercial and industrial	1.90%		2.45%	3.49%	2.13%	(1)	2.91%	(2)
Commercial real estate	4.44		4.44	12.21	7.62		7.51

Total commercial	2.85		3.22	7.00	4.37		4.77

Automobile loans and leases	0.47		0.80	1.55	1.33		1.78
Home equity	2.36	(3)	2.01	1.89	1.48		1.29
Residential mortgage	7.19	(4)	2.17	1.61	6.15	(5)	1.47
Other consumer	3.81		3.87	5.47	5.36		4.03

Total consumer	3.19		1.83	1.91	2.94		1.56

Total net charge-offs	3.01%		2.58%	4.80%	3.76%		3.43%

(1)	Includes net recoveries totaling $4.1 million associated with the Franklin restructuring.

(2)	Includes net recoveries totaling $9.9 million associated with the Franklin restructuring.

(3)	Includes charge-offs totaling $14.7 million associated with the transfer of Franklin-related loans to held for sale and $1.2 million of other Franklin-related net charge-offs

(4)	Includes charge-offs totaling $60.8 million associated with the transfer of Franklin-related loans to held for sale and $3.4 million of other Franklin-related net charge-offs

(5)	Includes $32.0 million of charge-offs reflecting a change to accelerate the timing for when a partial charge-off is recognized.
Total net charge-offs for the 2010 first quarter were $279.2 million, or an annualized 3.01% of average total loans and leases. This was up $40.7 million, or 17%, from $238.5 million, or an annualized 2.58%, in the 2010 first quarter. The increase from the prior quarter included $80.0 million of Franklin-related charge-offs (see Franklin-related Loans Transferred to Held for Sale for a full discussion). Excluding the Franklin-related charge-offs, net charge-offs in the current quarter were $199.2 million, or an annualized 2.17%, down $27.8 million, or 12%, from the 2010 first quarter on this same basis.
Total C&I net charge-offs for the 2010 second quarter were $58.1 million, or an annualized 1.90%, down 23% from $75.4 million, or an annualized 2.45% of related loans, in the 2010 first quarter. The positive trend in the second quarter was a reflection of the declining level of problem credits in the portfolio. There was also a reduced level of larger dollar charge-offs, indicating the beginning of a return toward normalcy. Also contributing to the lower net level of charge-offs was an increase in recoveries. This quarter represented the first material increase in recoveries in over a year. We continue to have a clear focus on delinquency management, and are pleased with the significant reduction evident over the past six months. While there continues to be concern regarding the impact of the economic conditions on our commercial customers, the lower inflow of new nonaccruals, the reduction in criticized loans, and the significant decline in early stage delinquencies support our outlook for continued improved credit quality performance through 2010.

Current quarter CRE net charge-offs were $81.7 million, down 4% from $85.3 million from the prior quarter. Annualized net charge-offs in the current quarter were 4.44%, unchanged from the prior quarter. While the level of charge-offs declined only slightly from the prior quarter, virtually all other asset quality metrics showed improvement. The level of new NALs, and criticized loans were both at the lowest level since 2008, and early stage delinquency improved substantially from the prior quarter. These trends continue to give us confidence in our outlook for improved results going forward. The second quarter charge-offs continued to be centered in retail projects and single family homebuilders. The retail property portfolio remains the most susceptible to a continued decline in market conditions, but we believe that the combination of prior charge-offs and existing reserve balances positions us well to make effective credit decisions in the future. As we indicated last quarter, the credit issues in the single family homebuilder portfolio have been substantially addressed. We continued our ongoing portfolio management efforts during the quarter, including obtaining updated appraisals on properties and assessing each project’s status within the context of market environment expectations.
Total consumer net charge-offs in the current quarter were $139.4 million, or an annualized 3.19%, up 79% from $77.7 million in the first quarter.
Automobile loan and lease net charge-offs were $5.4 million, or an annualized 0.47%, down from $8.5 million, or an annualized 0.80%, in the prior quarter. The decline in the annualized net charge-off percentage reflected our continued strategy of originating high quality automobile loans. During the second quarter we originated $943 million of loans with an average FICO score of 770 with a continued emphasis on lower loan-to-value ratios. While this level of volume clearly positively impacted the net charge-off ratio, the quality of the production also provides us with a great deal of comfort regarding future performance.
Home equity net charge-offs were $44.5 million, or an annualized 2.36% of related average balances, up $6.6 million from the 2010 first quarter. The current quarter included $15.9 million of Franklin-related charge-offs. Excluding the Franklin-related impact, home equity net charge offs were $28.5 million, or an annualized 1.53%, down from $34.2 million, or an annualized 1.83%, in the prior quarter on this same basis. While there continues to be a declining trend in the early-stage delinquency level in the home equity line of credit portfolio, the charge-off performance was negatively impacted by borrowers defaulting with no available equity. As a result we continue to focus on loss mitigation activity and short sales, as believing that our more proactive loss mitigation strategies are in the best interest of both the company and our customers. While there has been a clear increase in losses given the market conditions, our performance has remained within our expectations.
Residential mortgage net charge-offs in the current quarter were $82.8 million, or an annualized 7.19% of related loans, up from $24.3 million, or an annualized 2.17%, in the prior quarter. The current quarter included $64.2 million of Franklin-related charge-offs. Excluding the Franklin-related impact, residential mortgage net charge offs were $18.6 million, or an annualized 1.74%, up $2.4 million from $16.2 million, or an annualized 1.57%, in the 2010 first quarter on this same basis. This increase excluding Franklin-related net charge-offs reflected the continuing impact of the adverse economic environment as severity rates remained constant. We continued to see positive trends in early-stage delinquencies, although there continued to be valuation pressure. We are also aware of the impact of the government sponsored entities (GSEs) Fannie Mae and Freddie Mac, from both a repurchase risk standpoint and the potential for a substantial increase in properties on the market in the coming months. We have a strong working relationship with these GSE’s and believe that we have mitigated the potential for repurchase risk in the portfolio. From a market conditions perspective, we are appropriately considering the impact of a large increase in the number of properties for sale over the second half over 2010 by adjusting our remarketing and sales strategies.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
Table 13 — Nonaccrual Loans and Nonperforming Assets

	2010		2009
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Nonaccrual loans and leases (NALs):
Commercial and industrial	$429.6	$511.6	$578.4	$612.7	$456.7
Commercial real estate	663.1	826.8	935.8	1,133.7	850.8
Residential mortgage	86.5	373.0	362.6	390.5	475.5
Home equity	22.2	54.8	40.1	44.2	35.3

Total nonaccrual loans and leases (NALs)	1,201.3	1,766.1	1,917.0	2,181.1	1,818.4
Other real estate, net:
Residential	71.9	68.3	71.4	81.8	108.0
Commercial	67.2	84.0	68.7	60.8	65.0

Total other real estate, net	139.1	152.3	140.1	142.6	172.9
Impaired loans held for sale (1)	242.2	—	1.0	20.4	11.3

Total nonperforming assets (NPAs)	$1,582.7	$1,918.4	$2,058.1	$2,344.0	$2,002.6

Nonperforming Frankin assets
Residential mortgage	$—	$298.0	$299.7	$322.8	$342.2
OREO	24.5	24.4	23.8	31.0	43.6
Home equity	—	31.1	15.0	15.7	2.4

Total nonperforming Franklin assets	$24.5	$353.5	$338.5	$369.5	$388.3

NAL ratio (2)	3.25%	4.78%	5.21%	5.85%	4.72%
NPA ratio (3)	4.24	5.17	5.57	6.26	5.18

(1)	June 30, 2010, figure represents NALs associated with the transfer of Franklin-related residential mortgage and home equity loans to loans held for sale. The September 30, 2009, figure primarily represents impaired residential mortgage loans held for sale. All other presented figures represent impaired loans obtained in the Sky Financial acquisition. Held for sale loans are carried at the lower of cost or fair value less costs to sell.

(2)	Total NALs as a % of total loans and leases

(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate
Total nonaccrual loans and leases (NALs) were $1,201.3 million at June 30, 2010, and represented 3.25% of total loans and leases. This was down $564.8 million, or 32%, from $1,766.1 million, or 4.78% of total loans and leases, at March 31, 2010. The decline from the prior quarter primarily reflected the transfer of $316.6 million of Franklin-related nonaccrual loans into held for sale (see Franklin-related Loans Transferred to Held for Sale for full discussion). Also contributing to the linked-quarter decrease in NALs were declines in CRE, C&I and home equity NALs.
CRE NALs decreased $163.7 million, or 20%, from March 31, 2010, and were down 42% from its peak in the 2009 third quarter. The decrease was a function of both charge-off activity, as well as problem credit resolutions including pay-offs. The payment category was substantial and is a direct result of our commitment to the ongoing proactive management of these credits by our special assets department. Also key to this improvement was the significantly lower level of inflows. The level of inflow, or migration, is an important indication of the future trend for the portfolio.
C&I NALs decreased $82.0 million, or 16%, from the end of prior quarter. The decrease was a function of both charge-off activity, as well as problem credit resolutions, including pay-offs, and was associated with loans throughout our footprint, with no specific geographic concentration. From an industry perspective, improvement in the manufacturing-related segment accounted for a significant portion of the decrease. The commercial segment also showed a significant decline in new NALs, giving us additional confidence in further improvement in future periods.

Residential mortgage NALs decreased $286.4 million, or 77%, of which $286.2 million, or essentially all, were Franklin-related.
Home equity NALs decreased $32.6 million, or 59%, of which $30.4 million was Franklin-related. All Franklin-related home equity nonaccrual loans have been written down to current value less selling costs.
Nonperforming assets (NPAs), which include NALs, were $1,582.7 million at June 30, 2010, and represented 4.24% of related assets. This was down $335.7 million, or 17%, from $1,918.4 million, or 5.17% of related assets at the end of the prior quarter. The June 30, 2010, total NPAs included $242.2 million of Franklin-related impaired loans held for sale.
Table 14 — 90 Days Past Due and Accruing Restructured Loans

	2010		2009
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$83.4	$113.2	$145.7	$127.8	$146.7
Loans guaranteed by the U.S. Government	95.4	96.8	101.6	102.9	99.4

Total loans and leases	$178.8	$210.0	$247.3	$230.7	$246.1

Ratios (1)
Excluding government guaranteed	0.23%	0.31%	0.40%	0.34%	0.38%
Government guaranteed	0.26	0.26	0.28	0.28	0.26
Total loans and leases	0.49	0.57	0.68	0.62	0.64

Accruing restructured loans (ARLs):
Commercial	$141.4	$117.7	$157.0	$153.0	$268.0
Residential mortgages	269.6	242.9	219.6	204.5	158.6
Other	65.1	62.1	52.9	42.4	35.7

Total accruing restructured loans	$476.0	$422.7	$429.6	$399.9	$462.3

(1)	Percent of related loans and leases
Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $83.4 million at June 30, 2010, down $29.8 million, or 26%, from the end of the prior quarter, and down $63.3 million, or 43%, from the end of the year-ago period. On this same basis, the total accruing loans and leases over 90-day delinquent but still accruing ratio was 0.23% at June 30, 2010, down from 0.31% at the end of the 2010 first quarter, and down 15 basis points from a year earlier. For total consumer loans, and again on this same basis, the over 90-day delinquency ratio for was 0.48% at June 30, 2010, down from 0.65% at the end of the prior quarter, and from 0.90% a year ago.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 15 — Allowances for Credit Losses (ACL)

	2010		2009
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30,	Jun. 30,
Allow ance for loan and lease losses (ALLL)	$1,402.2	$1,478.0	$1,482.5	$1,032.0	$917.7
Allow ance for unfunded loan commitments and letters of credit	39.7	49.9	48.9	50.1	47.1

Allowance for credit losses (ACL)	$1,441.8	$1,527.9	$1,531.4	$1,082.1	$964.8

ALLL as a % of:
Total loans and leases	3.79%	4.00%	4.03%	2.77%	2.38%
Nonaccrual loans and leases (NALs)	117	84	77	47	50
Nonperforming assets (NPAs)	89	77	72	44	46

ACL as a % of:
Total loans and leases	3.90%	4.14%	4.16%	2.90%	2.51%
Nonaccrual loans and leases (NALs)	120	87	80	50	53
Nonperforming assets (NPAs)	91	80	74	46	48
At June 30, 2010, the ALLL was $1,402.2 million, down $75.8 million, or 5%, from $1,478.0 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2010, was 3.79%, down from 4.00% at March 31, 2010. The ALLL as a percent of NALs was 117% at June 30, 2010, up from 84% at March 31, 2010.
At June 30, 2010, the AULC was $39.7 million, down from $49.9 million at the end of the prior quarter.
On a combined basis, the ACL as a percent of total loans and leases at June 30, 2010, was 3.90%, down from 4.14% at March 31, 2010. The ACL as a percent of NALs was 120% at June 30, 2010, up from 87% at March 31, 2010. The reduction in the ACL level was a result of the significant improvement in the C&I and CRE portfolios, while the consumer loan ACL was held constant.
Capital
Table 16 — Capital Ratios

	2010		2009
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30,	Jun. 30,
Tangible common equity / tangible assets ratio	6.12%	5.96%	5.92%	6.46%	5.68%

Tier 1 common risk-based capital ratio	7.04%	6.53%	6.69%	7.82%	6.80%

Regulatory Tier 1 risk-based capital ratio	12.47%	11.97%	12.03%	13.04%	11.85%
Excess over 6.0% (1)	$2,756	$2,539	$2,608	$3,108	$2,660

Regulatory Total risk-based capital ratio	14.73%	14.28%	14.41%	16.23%	14.94%
Excess over 10.0% (1)	$2,015	$1,820	$1,907	$2,750	$2,246

Total risk-w eighted assets	$42,591	$42,522	$43,248	$44,142	$45,463

(1)	“Well-capitalized” regulatory threshold

The tangible common equity to asset ratio at June 30, 2010, was 6.12%, up from 5.96% at the end of the prior quarter. Our Tier 1 common risk-based capital ratio at quarter end was 7.04%, up from 6.53% at the end of the prior quarter.
At June 30, 2010, our regulatory Tier 1 and Total risk-based capital ratios were 12.47% and 14.73%, respectively, up from 11.97% and 14.28%, respectively, at March 31, 2010. The increase in our Tier 1 and Total capital ratios from March 31, 2010, reflected a combination of factors including capital accretion due to the current quarter’s earnings and 47 basis points related to the decrease in the disallowed deferred tax assets. The total disallowed deferred tax asset for regulatory capital purposes decreased from $389.8 million at March 31, 2010, to $191.1 million as of June 30, 2010 as a result of the recognition of the tax impact of the Franklin-related charge-offs. On an absolute basis, our Tier 1 and Total risk-based capital ratios at June 30, 2010, exceeded the regulatory “well capitalized” thresholds by $2.8 billion and $2.0 billion, respectively. The “well capitalized” level is the highest regulatory capital designation.
2010 OUTLOOK
Commenting on expected 2010 second-half performance, Steinour noted, “Economic growth and borrower and consumer confidence remain major factors. Our current expectation is that the economy will remain relatively stable for the rest of the year. We are optimistic that modest revenue growth is achievable as we continue to implement our strategic initiatives, including improved cross-sell performance.”
Pre-tax, pre-provision income levels for the second half are anticipated to be in-line with second quarter reported performance. Our net interest margin for the second half of the year is expected to approximate first half performance. We anticipate modest growth in C&I loans and continued strong automobile lending. However, CRE loans are expected to continue to contract while home equity and residential mortgages remain relatively flat. We are targeting continued strong growth in core deposits. Fee income performance for the second half of the year is expected to be mixed with certain fee income activities getting a lift from the continued rollout of strategic initiatives, offset by lower mortgage banking income, as well as service charges due to Reg E implementation. Expenses should also be relatively stable with increases related to growth initiatives, mostly offset by the elimination of Franklin-related loan portfolio servicing and other related costs, as well as lower loan portfolio monitoring expenses.
“Credit quality trends will remain a highlight as nonperforming loans are expected to continue to decline with net charge-offs and provision expense levels remaining generally in line with second quarter performance excluding the impact of the transfer of Franklin-related loans into held for sale,” Steinour concluded.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, July 22, 2010, at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 85691010. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 30, 2010 at (800) 642-1687; conference ID 85691010.

Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) extended disruption of vital infrastructure; and (7) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and future regulations which will be adopted by the relevant regulatory agencies to implement the Act’s provisions. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2009 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2010 second quarter earnings conference call slides, or the Form 8-K filed related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company — e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business — e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2009 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is to discern underlying performance trends, such large percent changes are typically “not meaningful” for such trend analysis purposes.
About Huntington
Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has been providing a full range of financial services for 144 years. Huntington offers checking, loans, savings, insurance and investment services. It has more than 600 branches and also offers retail and commercial financial services online at huntington.com; through its telephone bank; and through its network of over 1,300 ATMs. Huntington’s Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2010		2009	Percent Changes vs.
(in thousands, except per share amounts)	Second	First	Second	1Q10	2Q09

Net interest income	$399,656	$393,893	$349,899	1%	14%
Provision for credit losses	193,406	235,008	413,707	(18)	(53)
Noninterest income	269,643	240,852	265,945	12	1
Noninterest expense	413,810	398,093	339,982	4	22

Income (Loss) before income taxes	62,083	1,644	(137,845)	N.M.	N.M.
Provision (Benefit) for income taxes	13,319	(38,093)	(12,750)	N.M.	N.M.

Net Income (Loss)	$48,764	$39,737	$(125,095)	23%	N.M. %

Dividends on preferred shares	29,426	29,357	57,451	—	(49)

Net income (loss) applicable to common shares	$19,338	$10,380	$(182,546)	86%	N.M. %

Net income (loss) per common share — diluted	$0.03	$0.01	$(0.40)	N.M. %	N.M. %
Cash dividends declared per common share	0.01	0.01	0.01	—	—
Book value per common share at end of period	5.22	5.13	6.23	2	(16)
Tangible book value per common share at end of period	4.37	4.26	5.07	3	(14)

Average common shares — basic	716,580	716,320	459,246	—	56
Average common shares — diluted (2)	719,387	718,593	459,246	—	57

Return on average assets	0.38%	0.31%	(0.97)%
Return on average shareholders’ equity	3.6	3.0	(10.2)
Return on average tangible shareholders’ equity (3)	4.9	4.2	(10.3)
Net interest margin (4)	3.46	3.47	3.10
Efficiency ratio (5)	59.4	60.1	51.0
Effective tax rate (benefit)	21.5	N.M.	(9.2)

Average loans and leases	$37,088,710	$36,979,996	$39,007,243	—	(5)
Average loans and leases — linked quarter annualized growth rate	1.2%	(1.2)%	(18.2)%
Average earning assets	$46,606,002	$46,240,486	$45,479,818	1	2
Average total assets	51,703,334	51,702,032	51,496,992	—	—
Average core deposits (6)	37,798,482	37,271,725	34,455,410	1	10
Average core deposits — linked quarter annualized growth rate (6)	5.7%	5.4%	17.2%
Average shareholders’ equity	$5,397,704	$5,363,719	$4,927,592	1	10

Total assets at end of period	51,770,838	51,866,798	51,397,252	—	1
Total shareholders’ equity at end of period	5,438,436	5,369,686	5,220,522	1	4

Net charge-offs (NCOs)	279,228	238,481	334,407	17	(17)
NCOs as a % of average loans and leases	3.01%	2.58%	3.43%
Nonaccrual loans and leases (NALs)	$1,201,349	$1,766,108	$1,818,367	(32)	(34)
NAL ratio	3.25%	4.78%	4.72%
Non-performing assets (NPAs)	$1,582,702	$1,918,368	$2,002,584	(17)	(21)
NPA ratio	4.24%	5.17%	5.18%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	3.79	4.00	2.38
ALLL plus allowance for unfunded loan commitments and letters of credit (ACL) as a % of total loans and leases at the end of period	3.90	4.14	2.51
ACL as a % of NALs	120	87	53
ACL as a % of NPAs	91	80	48
Tier 1 common risk-based capital ratio (7)	7.04	6.53	6.80
Tier 1 risk-based capital ratio (7)	12.47	11.97	11.85
Total risk-based capital ratio (7)	14.73	14.28	14.94
Tier 1 leverage ratio (7)	10.44	10.05	10.62
Tangible equity / assets (8)	9.43	9.26	8.99
Tangible common equity / assets (9)	6.12	5.96	5.68

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For all the quarterly periods presented above, the impact of the convertible preferred stock issued in 2008 was excluded from the diluted share calculation because the result would have been higher than basic earnings per common share (anti-dilutive) for the periods.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully-taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($15.1 million in 2Q 2010, $15.1 million in 1Q 2010, and $17.1 million in 2Q 2009) and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic deposits, and core certificates of deposit.

(7)	June 30, 2010, figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting ASC Topic 715, “Compensation — Retirement Benefits”, from the regulatory capital calculations.

(8)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(9)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Six Months Ended June 30,		Change
(in thousands, except per share amounts)	2010	2009	Amount	Percent

Net interest income	$793,549	$687,404	$106,145	15%
Provision for credit losses	428,414	705,544	(277,130)	(39)
Noninterest income	510,495	505,047	5,448	1
Noninterest expense	811,903	3,309,751	(2,497,848)	(75)

Income (Loss) before income taxes	63,727	(2,822,844)	2,886,571	N.M.
Benefit for income taxes	(24,774)	(264,542)	239,768	(91)

Net Income (Loss)	$88,501	$(2,558,302)	$2,646,803	N.M. %

Dividends on preferred shares	58,783	116,244	(57,461)	(49)

Net income (loss) applicable to common shares	$29,718	$(2,674,546)	$2,704,264	N.M. %

Net income (loss) per common share — diluted	$0.04	$(6.47)	$6.51	N.M. %
Cash dividends declared per common share	0.02	0.02	—	—

Average common shares — basic	716,450	413,083	303,367	73
Average common shares — diluted (2)	718,990	413,083	305,907	74

Return on average assets	0.35%	(9.77)%
Return on average shareholders’ equity	3.3	(85.0)
Return on average tangible shareholders’ equity (3)	4.6	3.5
Net interest margin (4)	3.47	3.03
Efficiency ratio (5)	59.7	55.6
Effective tax rate (benefit)	(38.9)	(9.4)

Average loans and leases	$37,034,653	$39,931,258	$(2,896,605)	(7)
Average earning assets	46,424,254	46,022,179	402,076	1
Average total assets	51,702,686	52,817,786	(1,115,100)	(2)
Average core deposits (6)	37,536,558	33,750,564	3,785,993	11
Average shareholders’ equity	5,380,805	6,069,719	(688,914)	(11)

Net charge-offs (NCOs)	517,709	675,898	(158,189)	(23)
NCOs as a % of average loans and leases	2.80%	3.39%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Items” discussion.

(2)	For all periods presented above, the impact of the convertible preferred stock issued in 2008 was excluded from the diluted share calculation because the result was more than basic earnings per common share (anti-dilutive) for the period.

(3)	Net income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($30.3 million in 2010 and $34.3 million in 2009) and goodwill impairment divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic deposits, and core certificates of deposit.